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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
                File Reports Under Section 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                       Commission File Number:  0-27734

                               INDIVIDUAL, INC.
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            (Exact name of registrant as specified in its charter)

                       8 NEW ENGLAND EXECUTIVE PARK WEST
                             BURLINGTON, MA  01803
                                (781) 273-6000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $0.01 PAR VALUE
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [X]      Rule 12h-3(b)(1)(ii)[_]

             Rule 12g-4(a)(1)(ii)[_]      Rule 12h-3(b)(2)(i) [_]

             Rule 12g-4(a)(2)(i) [_]      Rule 12h-3(b)(2)(ii)[_]

             Rule 12g-4(a)(2)(ii)[_]      Rule 15d-6          [_]

             Rule 12h-3(b)(1)(i) [X]

     Approximate number of holders of record as of the certification or notice date: 0
      ---

     There are no holders of record of the class of securities listed above as of the date hereof. Effective as of February 24, 1998, Individual, Inc. ("Individual") merged with and into Desktop Data, Inc. ("Desktop"), and in connection therewith, all of the Common Stock of Individual was converted into the right to receive securities of the surviving corporation in the merger, which was renamed "NewsEDGE Corporation."

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, NewsEDGE Corporation (as successor to Individual) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                              NEWSEDGE CORPORATION


Date:  February 25, 1998                      By:  /s/ Donald L. McLagan
                                                   -----------------------------
                                                   Donald L. McLagan
                                                   President, Chairman and
                                                   Chief Executive Officer